                                                                                                NEWS RELEASE

                                                                                       October 21, 2016

Dominion Midstream Board Appoints New Director

The board of directors of Dominion Midstream GP, LLC, the general partner of Dominion Midstream Partners, LP (NYSE: DM), today appointed a new director, Harris H. Simmons. The appointment brings the size of Dominion Midstream's board to six.

Thomas F. Farrell II, chairman, president and chief executive officer of the general partner, said:

"Dominion Midstream welcomes Harris Simmons to its board of directors. The limited partnership and its thousands of unitholders no doubt will benefit from his lifetime of leadership not only in the financial and energy sectors, but also in countless communities throughout the Western United States."

Simmons, 62, formerly lead director on the board of directors of Questar Corporation until the Dominion Resources, Inc.-Questar Corporation merger, is chairman and chief executive officer of the Salt Lake City-based Zions Bancorporation. In his more than 35 years with the Zions organization, he has served in a variety of positions. Simmons was named CEO in 1990 and added chairman to his duties in 2002.

His other corporate board experience includes O.C. Tanner Company and National Life Group. In addition, Simmons has led or sat on a number of boards in the Salt Lake City community, including Pioneer Theatre Company, Utah Symphony/Utah Opera, Utah Youth Village, the Great Salt Lake Council of the Boy Scouts of America, the Utah Board of Regents, and the Utah Foundation.

Simmons received a bachelor's degree in economics from the University of Utah in 1977 and an MBA from Harvard Business School in 1980.

Dominion Midstream is a Delaware limited partnership formed by Dominion Resources, Inc., to grow a portfolio of natural gas terminaling, processing, storage, transportation and related assets.  It is headquartered in Richmond, Va. For more information about Dominion Midstream, visit its website at www.dommidstream.com.

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CONTACTS:      Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dom.com
                             Financial analysts: Kristy Babcock, (804) 819-2492 or Kristy.R.Babcock@dom.com